SF 608                                                                  SAMPLE

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. Adjustable death benefit. Benefits payable at the earlier of Maturity Date or death of Insured.
Flexible premiums payable until the earlier of Maturity Date or death of Insured. NON-PARTICIPATING.

This policy is a legal contract between You, as owner, and Us, Principal Life Insurance Company. Your policy is issued based on the information in the application and payment of premiums as shown on the current Data Pages. We will pay the benefits of this policy in accordance with its provisions.

YOUR NET PREMIUMS ARE ADDED TO YOUR POLICY VALUE. YOU MAY ALLOCATE YOUR NET PREMIUMS TO ONE OR MORE OF THE DIVISIONS AND TO THE FIXED ACCOUNT.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE DIVISIONS WILL VARY FROM DAY TO DAY. THE AMOUNT IS NOT GUARANTEED. IT MAY INCREASE OR DECREASE DEPENDING ON THE INVESTMENT EXPERIENCE OF THE DIVISIONS THAT YOU HAVE CHOSEN. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY VALUE.

THE PORTION OF YOUR POLICY VALUE THAT IS IN THE FIXED ACCOUNT WILL ACCUMULATE, AFTER DEDUCTIONS, AT A RATE OF INTEREST WE DETERMINE. SUCH RATE WILL NOT BE LESS THAN 3% A YEAR, ACCRUED DAILY AND COMPOUNDED ANNUALLY.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY.

10-DAY EXAMINATION OFFER. IT IS IMPORTANT TO US THAT YOU ARE SATISFIED WITH THIS POLICY. IF YOU ARE NOT SATISFIED, YOU MAY RETURN YOUR POLICY TO EITHER YOUR AGENT OR OUR OFFICE BEFORE THE LATEST OF: (1) 10 DAYS AFTER YOU RECEIVE THE POLICY; (2) 45 DAYS AFTER YOU SIGN THE APPLICATION; (3) 10 DAYS AFTER YOU RECEIVE NOTICE OF YOUR RIGHT TO CANCEL THIS POLICY; OR (4) SUCH LATER DATE AS SPECIFIED BY APPLICABLE STATE LAW. IF YOU RETURN THIS POLICY, WE WILL REFUND ANY PREMIUM PAID AND YOUR POLICY WILL BE CONSIDERED VOID FROM ITS INCEPTION. PLEASE READ YOUR POLICY CAREFULLY SO YOU MAY BETTER USE ITS MANY BENEFITS.

This policy starts on the Policy Date and will stay in force until the Maturity Date shown on the current Data Pages so long as You satisfy the requirements outlined in Your policy.



Senior Vice President and Corporate Secretary




President and Chief Executive Officer





                                TABLE OF CONTENTS


SUBJECT                                                                 PAGE

DEFINITIONS IN THIS POLICY................................................4

PURCHASING AND KEEPING THE CONTRACT IN FORCE..............................5

PREMIUM INVESTMENT OPTIONS................................................8

BENEFITS WHILE POLICY IS IN FORCE.........................................9

TRANSFERS................................................................10

POLICY LOANS.............................................................12

SURRENDER OF THE POLICY..................................................13

POLICY EXPENSES..........................................................14

DEATH PROCEEDS...........................................................15

BENEFIT PAYMENT OPTIONS..................................................17

ADJUSTMENT OPTIONS.......................................................22

RIGHT TO EXCHANGE POLICY.................................................22

OWNER, BENEFICIARY, ASSIGNMENT...........................................22

GENERAL INFORMATION......................................................23

A copy of the application and any additional benefits provided by rider follow the last page of this policy.





Principal
   Finanical
   Group
          Principal Life
          Insurance Company
          Des Moines, Iowa 50392-0001




                                   DATA PAGES

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                    Flexible Premium Variable Universal Life
--------------------------------------------------------------------------------

POLICY DATA

Policy Number:                                           Sample
Owner:                                                   John Doe
Joint Owner:                                             Jane Doe

Insured's Name:                                          John Doe
Insured's Risk Class:                                    Standard Nonsmoker,
                                                         35, Male

Policy Date:                                             November 1, 2001
Policy Maturity Date:                                    October 30, 2066

Policy Face Amount:                                      $100,000.00
     Total Face Amount:                                  $100,000.00

Death Benefit Option:                                    Option 1

PLANNED PERIODIC PREMIUM:                                $1,000.00
Planned Premium Mode:                                    Annual
Target Premium:                                          $866.00
No Lapse Guarantee Monthly Premium                       $108.60
     Applicable during the first 5 Policy Years only.


This policy is adjustable. If it is adjusted, we will send you new Data Pages. The Data Pages are to be attached to and made a part of this policy.


We will charge and credit interest to the Loan Account as follows:

     Policy Year           Interest Rate Charged         Interest Rate Credited
     -----------           ---------------------         ----------------------
       1 - 10                      5.5%                            4%
    11 and after                   3.8%                            4%




-------------------------------------------------------------------------------
RIDER DATA

SF 617        Extended Coverage Rider
-------------------------------------
     Effective Date:                 November 1, 2000












--------------------------------------------------------------------------------
               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES

                           Monthly Rates Per $1,000.00

      INSURED'S               MONTHLY             INSURED'S             MONTHLY
     ATTAINED AGE              RATE             ATTAINED AGE             RATE

          35                  0.14417                68                 2.49333
          36                  0.15167                69                 2.74833
          37                  0.16167                70                 3.03667
          38                  0.17250                71                 3.36583
          39                  0.18417                72                 3.74583
          40                  0.19833                73                 4.17583
          41                  0.21333                74                 4.64833
          42                  0.22917                75                 5.15333
          43                  0.24667                76                 5.68667
          44                  0.26583
                                                     77                 6.24417
          45                  0.28750                78                 6.82917
          46                  0.31083                79                 7.46000
          47                  0.33583                80                 8.15667
          48                  0.36333                81                 8.93750
          49                  0.39333                82                 9.81833
          50                  0.42750                83                10.79500
          51                  0.46667                84                11.84833
          52                  0.51167                85                12.95417
          53                  0.56333                86                14.09833
          54                  0.62083
                                                     87                15.26333
          55                  0.68500                88                16.44417
          56                  0.75500                89                17.65750
          57                  0.82917                90                18.92083
          58                  0.91167                91                20.26333
          59                  1.00417                92                21.73500
          60                  1.10750                93                23.47917
          61                  1.22250                94                25.81917
          62                  1.35500                95                29.32167
          63                  1.50500                96                35.08250
          64                  1.67167                97                45.08333
          65                  1.85417                98                62.09583
          66                  2.05167                99                83.33333
          67                  2.26333

Basis of Values: Guaranteed maximum cost of insurance rates are based on 1980 CSO Mortality Table, age last birthday, with distinction for the Insured's gender and smoking status. The rates will reflect the Insured's risk class(es).






--------------------------------------------------------------------------------
CHARGES AND LIMITS

o    Premium Expense Charge


      Policy Year                                    Charge

         1 - 5           sales charge:                    3.00% of each premium
       All Years         state and local taxes:           2.20% of each premium
       All Years         federal tax                      1.25% of each premium



o The maximum monthly administration charge, deducted on a monthly basis, is as follows:

          Policy Year                                Monthly Charge
          -----------                                --------------
           All Years                                     $25.00

o The maximum annual asset based charge, deducted on a monthly basis, is as follows:


          Policy Year                                Monthly Charge
            1 - 10                       .70% Fixed Account and Division Values
         11 -and after                   .20% Fixed Account and Division Values

o    The minimum Policy Face Amount is $100,000.

o    The minimum Total Face Amount increase is $50,000.

o The minimum Fixed Account or Division value for scheduled transfers is $2,500.

o The minimum unscheduled transfer amount is the lesser of $100, or the balance of the Fixed Account or Division from which funds are being transferred.

o The minimum scheduled transfer amount is $100 from the Divisions and $50 from the Fixed Account.

o    The minimum partial surrender or loan amount is $500.


A surrender charge will be deducted from your Policy Value if this policy is surrendered for its net surrender value or if this policy terminates within the first ten years. The maximum charge for each Policy Year is shown in the table below.

The table assumes the Policy Face Amount is never increased, and the policy has not been reinstated.

Table of Maximum Surrender Charges Per Policy

       Policy Year                    Amount
       -----------                    ------
            1                        $866.00
            2                         866.00
            3                         866.00
            4                         866.00
            5                         866.00
            6                         824.78
            7                         742.25
            8                         618.58
            9                         453.61
            10                        247.42
       11 and later                     0.00


                           DEFINITIONS IN THIS POLICY

ADJUSTMENT DATE means the Monthly Date on or next following Our approval of a requested adjustment.

ATTAINED AGE means the Insured's age on the birthday on or preceding the last policy anniversary.

DIVISION is the part of the Separate Account that invests in shares of Mutual Funds. The value of an investment in a Division is variable and is not guaranteed.

EFFECTIVE DATE is the date on which all requirements for issuance of a policy have been satisfied.

FIXED ACCOUNT is that part of the Policy Value that reflects the value You have in Our general account.

INSURED means the person named as the Insured on the current Data Pages of this policy. The Insured may or may not be the owner.

LOAN ACCOUNT is that part of the Policy Value that reflects the value You have transferred from the Fixed Account and/or Divisions as collateral for a policy loan.

MONTHLY DATE means the day of the month which is the same as the day of the Policy Date. The Monthly Date will never be the 29th, 30th, or 31st of any month.

MONTHLY POLICY CHARGE is the amount subtracted from Your Policy Value on each Monthly Date equal to the sum of the cost of insurance and the cost of additional benefits provided by any rider plus the monthly administration charge and asset based charge in effect on the Monthly Date.

MUTUAL FUND means a registered open-end investment company, or a separate investment account or portfolio thereof, in which a Division invests.

NET POLICY VALUE is the Policy Value less any policy loans and unpaid loan interest.

NET PREMIUM is the gross premium less the deductions for the Premium Expense Charge shown on the current Data Pages. It is the amount of premium allocated to the Fixed Account and/or Divisions.

NET SURRENDER VALUE is the Surrender Value less any policy loans and unpaid loan interest.

NOTICE means any form of communication We receive in Our office providing the information We need, either in writing or another manner that We approve in advance.

POLICY DATE is the date shown on the current Data Pages. The Policy Date will never be the 29th, 30th, or 31st of any month.

POLICY VALUE is the sum of the values in the Loan Account, Fixed Account, and Divisions.

POLICY YEAR means the one year period beginning on the Policy Date and ending one day before the policy anniversary and each subsequent one year period beginning on a policy anniversary.

         Example: If the Policy Date is November 21, 2001, the first Policy Year ends on November 20, 2002. The first policy anniversary falls on November 21, 2002.



PREMIUM EXPENSE CHARGE is the charge deducted from premium payments to pay any sales charge, state and local premium taxes, and the federal tax charge shown on the current Data Pages.

PRORATED BASIS means the proportion the value of a particular Division or the Fixed Account bears to the total value of all Divisions and the Fixed Account.

SEPARATE ACCOUNT means Principal Life Insurance Company Variable Life Separate Account, which has Divisions to which Net Premiums may be allocated under this policy. Refer to the Variable Life Separate Account provision for details.

SURRENDER VALUE is the Policy Value less any surrender charges.

TARGET PREMIUM is a premium amount used to determine any applicable surrender charge under a policy. Your Target Premium is shown on Your current Data Pages.

TOTAL FACE AMOUNT is shown on Your current Data Pages.

UNIT is the accounting measure used to calculate the Division values.

VALUATION DAY is any day that the New York Stock Exchange ("NYSE") is open for trading, and trading is not restricted.

VALUATION PERIOD means the period beginning at the close of normal trading on the NYSE, generally 4:00 p.m. E.T. on each Valuation Day, and ending at the close of normal trading of the NYSE on the next Valuation Day.

WE, OUR, US means Principal Life Insurance Company.

YOU, YOUR means the owner of this policy.


                  PURCHASING AND KEEPING THE CONTRACT IN FORCE

PREMIUM PAYMENTS

Your first premium is due on the Policy Date. After that, You may pay premiums at any time while this policy is in force. The amount of Your premiums is subject to the Premium Payment Limits provision. We will give a receipt to You on request.

We will allocate initial Net Premiums to the Money Market Division of the Separate Account until 20 days after the Effective Date. After the 20-day period, We will transfer Your Policy Value to the Divisions and/or the Fixed Account indicated by Your initial premium allocation percentages. If the purchase of this policy falls within the definition of a replacement under state law, We reserve the right to allocate the initial Net Premiums (or any premium that may result from a replacement) to the Money Market Division beyond the 20 days as provided for by that particular state law.

Unless You change them, Your initial percentages apply to future allocations of premiums. For each Division and the Fixed Account, the allocation percentages must be zero or a whole number. The sum of the percentages for all Divisions and the Fixed Account must equal 100.





PLANNED PERIODIC PREMIUMS

Preauthorized withdrawals may be set up on a monthly basis to allow Us to automatically deduct premium payments from Your bank or other financial institution account.

You may establish an annual, semiannual, or quarterly premium payment schedule. We send You reminder notices of Your planned periodic premium, including the amount and frequency of premium. These notices serve only as a reminder of Your preference. You may change the amount and frequency of Your planned periodic premiums by providing Notice to Us. Premiums are to be sent to the address We provide in the reminder notices. You may also make unscheduled payments to Us at Our office.

PREMIUM PAYMENT LIMITS

You may make premium payments that are greater than the planned periodic premium. However, We will refund any premiums that would disqualify this policy as "Life Insurance" as defined in the Internal Revenue Code, Section 7702, as amended. Unless You provide Us Notice, We will refund any premiums that would make this policy a Modified Endowment Contract as defined in the Internal Revenue Code, Section 7702A, as amended.

If any premium payment increases the policy's death benefit by more than it increases the Policy Value, We reserve the right to refund the premium payment. If the premium payment is not refunded, We may require satisfactory evidence of insurability.

NO LAPSE GUARANTEE

If the Net Surrender Value on any Monthly Date is less than the Monthly Policy Charge, We will notify You and a 61 day grace period will begin. However, We guarantee this policy will stay in force during the first 5 Policy Years when (1 minus 2) is greater than or equal to 3, where:

     1.   Is the sum of premiums paid;

     2. Is the sum of all existing loans, loan interest accrued and not paid, and partial surrenders; and

     3. Is the sum of the no lapse guarantee monthly premiums since the Policy Date to the most recent Monthly Date.

The no lapse guarantee monthly premium is shown on the current Data Pages.

GRACE PERIOD

The 61 day grace period begins when We mail a notice of impending policy termination to You. This notice will be sent to Your last post office address known to Us.

If by the end of the grace period We have not received a payment, as calculated in number 6 of the Reinstatement provision, Your policy terminates as of the date the first unpaid Monthly Policy Charge was due.

If the Insured dies during a grace period, We will pay the death proceeds to the beneficiary(ies).


TERMINATION

All policy privileges and rights of the owner under this policy end:

     1.   When You surrender Your policy;

     2.   When the death proceeds are paid;

     3.   When the maturity proceeds are paid; or

     4. When the grace period ends as described in the Grace Period provision. In this case, the privileges and rights of the owner terminate as of the Monthly Date on which the grace period began.

REINSTATEMENT

If this policy ends as described in the Grace Period provision and You have not surrendered Your policy, You may reinstate it provided:

     1.   Such reinstatement is prior to the Maturity Date;

     2.   Not more than three years have elapsed since the policy terminated;

     3.   The Insured is alive;

     4. You supply evidence which satisfies Us that the Insured is insurable under Our underwriting guidelines then in effect;

     5. You either repay or reinstate any policy loans and unpaid loan interest on this policy existing at termination; and

     6.   You make the appropriate payment as defined by a or b below:

          a. If Your policy lapses in the first five Policy Years, You must pay at least the greater of:

               1. Three Monthly Policy Charges divided by (1 minus the maximum Premium Expense Charge); or

               2.   Three no lapse guarantee monthly premiums.

          b. If Your policy lapses after the first five Policy Years, You must pay at least 1 plus 2 where:

               1. Is the amount by which the surrender charge is more than the Policy Value on the Monthly Date on or preceding the grace period; and

               2. Is three Monthly Policy Charges divided by (1 minus the maximum Premium Expense Charge.)

Reinstatement will be effective on the Monthly Date on or next following the date We approve it. Your Policy Date will remain the initial Policy Date. Your Surrender Charges upon reinstatement will be calculated as if the policy had never ended. You will receive new Data Pages upon reinstatement.



                           PREMIUM INVESTMENT OPTIONS

ALLOCATIONS

You may allocate Net Premiums to the Fixed Account and/or any of the Divisions. Allocation percentages must be zero or a whole number, with the sum of percentages equal to 100.

We will allocate any subsequent Net Premiums according to Your most recently chosen allocations.

You may change the allocation percentages by providing Us Notice.

FIXED ACCOUNT

Net Premiums allocated to the Fixed Account will earn interest at rates We determine at Our discretion. In no event will the guaranteed interest rate be less than 3% accrued daily and compounded annually.

DIVISIONS

The Separate Account is comprised of Divisions. Each Division invests in a Mutual Fund. You may allocate Net Premiums to one or more of the Divisions. Income, gains and losses, whether or not realized, from each Division's assets are credited to or charged against that Division without regard to income, gains or losses of other Divisions or Our other income, gains or losses.

VARIABLE LIFE SEPARATE ACCOUNT

The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended. Assets are put into the Separate Account Divisions to support this policy and to support other variable life insurance policies We may offer. We own the assets of the Separate Account. These assets are not part of Our general account. Income, gains and losses of the Separate Account Divisions, whether or not realized, are credited to or charged against the Separate Account Divisions' assets, without regard to Our other income, gains or losses. The assets of the Separate Account will be available to cover the liabilities of Our general account only to the extent that the assets of the Separate Account exceed its liabilities.

We reserve the right to add other Divisions, eliminate or combine existing Divisions, or transfer assets in one Division to another. If shares of a Mutual Fund are no longer available for investment, or in Our judgment investment in a Mutual Fund becomes inappropriate considering the purpose of the Separate Account, We may eliminate the shares of a Mutual Fund and substitute shares of another. Substitution may be made with respect to both existing investments and the investment of future Net Premium payments. However, no such changes will be made without notifying You and getting any required approval from the appropriate state and/or federal regulatory authorities.

If We eliminate or combine existing Divisions, or transfer assets in one Division to another, You may change Your allocation percentages and transfer any value in the eliminated or combined Divisions to other Division(s) and/or the Fixed Account. You may exercise this right until the later of 60 days after 1) the effective date of such change or 2) the date You receive notice of this right. You may only exercise this right if You have an interest in the affected Division(s).


                        BENEFITS WHILE POLICY IS IN FORCE

POLICY VALUES

Your Policy Value at any time is equal to the sum of the values You have in the Loan Account, the Fixed Account, and the Divisions.

LOAN ACCOUNT VALUE

You may borrow against Your Policy under certain conditions. When You take out a loan, We transfer the amount of the loan from the Fixed Account and/or one or more of the Divisions, into the Loan Account. For details of the Loan Account see the Policy Loans provision.

FIXED ACCOUNT VALUE

The amount You have in the Fixed Account at any time equals:

1.   Net Premiums allocated to it; plus

2.   Amounts transferred to it; plus

3.   Interest credited to it; less

4.   Amounts deducted from it; less

5.   Amounts transferred from it; less

6.   Amounts surrendered from it.

DIVISION VALUE

The value for each Division is equal to the number of Units in that Division multiplied by that Division's Unit value. The number of Units in a Division at any time equals 1 minus 2, where:

     1.  Is the number of Units credited to the Division because of:

          a.   Net Premiums allocated to it, and

          b.   Amounts transferred to it; and

     2.  Is the number of Units redeemed from the Division because of:

          a.   Amounts deducted from it,

          b.   Amounts transferred from it, and

          c.   Amounts surrendered from it.

The number of Units credited or redeemed for a given transaction is equal to the dollar amount of the transaction, divided by the Unit value on the Valuation Day of the transaction.




UNIT VALUES

We will determine the Unit value for each Division at the end of each Valuation Day.

The Unit value for each Division is obtained by multiplying the Unit value for the immediately preceding Valuation Day by the particular Division's net investment factor for the current Valuation Period.

NET INVESTMENT FACTOR

The net investment factor for a Division on any Valuation Day is equal to 1 divided by 2 where:

     1. Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of such Valuation Day before any policy transactions are made on that day; and

     2. Is the net asset value of the underlying Mutual Fund shares held by that Division at the end of the immediately preceding Valuation Day after all policy transactions were made for that day.

We reserve the right to adjust the above formula for any taxes determined by Us to be attributable to the operations of the Division.


                                    TRANSFERS

TRANSFERS ALLOWED

You may transfer amounts between the Fixed Account and the Divisions as provided below. To request a transfer, You must provide Us Notice. If We receive Your request prior to the close of the New York Stock Exchange, the transfer is made and value is determined as of that day. Requests received after the close of the New York Stock Exchange will be processed and values determined as of the next Valuation Day. We reserve the right to not accept transfer requests from someone requesting them for multiple contracts for which they are not the owner. We also reserve the right to modify or revoke transfer privileges.

TRANSFERS FROM FIXED ACCOUNT

You may transfer amounts from the Fixed Account to a Division by making either scheduled or unscheduled transfers (not both) during the same Policy Year, subject to the following conditions:

UNSCHEDULED FIXED ACCOUNT TRANSFERS - You may make one unscheduled transfer from the Fixed Account each Policy Year, as follows:

     1. You must provide Us Notice within 30 days following either the Policy Date or any policy anniversary.

     2. You must specify the dollar amount or percentage to be transferred, which must be at least the minimum unscheduled transfer amount shown on the current Data Pages and may not exceed 25% of Your Fixed Account value as of the later of the Policy Date or the last policy anniversary. However, if Your Fixed Account Value is less than $1,000, You may transfer up to 100% of Your Fixed Account value within 30 days after the first and following policy anniversaries.

SCHEDULED FIXED ACCOUNT TRANSFERS - (Dollar Cost Averaging) - You may make scheduled transfers on a monthly basis from the Fixed Account as follows:

     1. Transfers will begin on a monthly basis on the date (other than the 29th, 30th or 31st) specified by You.

     2. Your Fixed Account value must equal or exceed the minimum scheduled transfer value shown on the current Data Pages. We reserve the right to change this amount but it will never exceed $10,000.

     3. The monthly transfer will be the dollar amount or percentage You specify and that amount must equal or exceed the minimum scheduled transfer amount shown on the current Data Pages. The monthly amount transferred cannot exceed 2% of Your Fixed Account value as of the latest of the Policy Date, last policy anniversary, or date request is received by Us.

     4. The transfers will continue until Your Fixed Account value is zero or We receive Notice to stop the transfers.

     5. You may change the dollar amount or percentage of these scheduled transfers once each Policy Year by providing Us Notice.

     6. If You stop the scheduled transfers, You may not start them again until six months after the date of the last scheduled transfer.

TRANSFERS FROM DIVISIONS

You may transfer amounts from a Division to either the Fixed Account or another Division by making either a scheduled or unscheduled Division transfer, subject to the following conditions:

Transfers to the Fixed Account are allowed only if:

     1. You have not transferred any amount from the Fixed Account for at least six months; and

     2. Your Fixed Account value immediately after the transfer does not exceed $1,000,000, except with Our prior approval.

UNSCHEDULED DIVISION TRANSFERS - You may make unscheduled transfers from a Division. You must specify the dollar amount or percentage to transfer from each Division, and the amount of the transfer must equal or exceed the lesser of the value of Your Division or the minimum unscheduled transfer amount shown on the current Data Pages.

SCHEDULED DIVISION TRANSFERS - (Dollar Cost Averaging) - You may make scheduled transfers from a Division, as follows:

     1. Transfers will begin on the date You specify, other than the 29th, 30th or 31st.

     2. You must specify how often the transfers will occur (annually, semi-annually, quarterly or monthly).

     3. You must specify the dollar amount or percentage to transfer from each Division and that amount must equal or exceed the lesser of the value of those Divisions or the minimum scheduled transfer amount shown on the current Data Pages.

     4. The value of each Division from which transfers are made must equal or exceed the minimum Division value for scheduled transfers shown on the current Data Pages.

     5. The transfers will continue until the value in the Division(s) is zero or We receive Notice to stop making the transfers.

     6. We reserve the right to limit the number of Divisions from which transfers may be made at the same time. In no event will the limit ever be less than two.

AUTOMATIC PORTFOLIO REBALANCING

Automatic portfolio rebalancing (APR) allows You to maintain a specific percentage of Your Policy Value in the Divisions You have selected over time.

APR transfers:

     1. Do not begin until the expiration of the Examination Offer (see Examination Offer on the front cover of Your policy).

     2.   May be made on the frequency You specify, subject to the following:

          a. Quarterly APR transfers may be made on a calendar year or Policy Year basis.

          b. Semiannual or annual APR transfers may only be done on a Policy Year basis.

     3.   Do not begin until We receive Your Notice.

Transfers are effective at the end of the Valuation Period during which We receive Your Notice. APR is not available if You have scheduled transfers (dollar cost averaging) from the same Division or from the Fixed Account.


                                  POLICY LOANS

You may borrow against Your Policy Value with this policy as sole collateral. You may borrow up to 90% of Your Net Surrender Value.

The minimum loan amount is shown on the current Data Pages.

LOAN ACCOUNT

If You borrow against Your Policy, an amount equal to the loan will be transferred from the Fixed Account and/or the Divisions to Your Loan Account. The effective date of the transfer is the date of the loan.

You may tell Us the amount to withdraw from the Fixed Account and/or each Division. If You do not tell Us, the loan amount will be withdrawn in the same proportion as the allocation used for Your Monthly Policy Charge. Your Loan Account will be part of Our general account and will be credited with interest from the date of the loan. We will charge Your Loan Account interest at the interest rate shown on the current Data Pages. We will credit interest to Your Loan Account at the interest rate shown on the current Data Pages.

The loan will result in:

1. A reduction in the value of the Fixed Account to the extent an amount is transferred from the Fixed Account to the Loan Account; and

2. The redemption of Units from the Division(s) to the extent an amount is transferred from the Division(s) to the Loan Account.

For each loan repayment, We transfer the loan repayment amount from the Loan Account and credit the Fixed Account and/or the Divisions. Loan repayments are allocated among the Fixed Account and the Divisions in the same manner used to allocate Net Premium payments.

All interest rates stated accrue daily and are effective annual rates. We apply these rates to properly reflect the actual date We receive any repayments and any changes You make in loan amounts during a policy month.

LOAN INTEREST CHARGE

Interest charges accrue daily at the annual loan interest rate shown on the current Data Pages. Interest is due and payable at the end of each Policy Year. Any interest not paid when due is added to the loan principal and bears interest at the same rate. The adding of unpaid interest charges to the loan principal will cause additional amounts to be redeemed from the Divisions and/or the Fixed Account in the same manner as described above for loans.

REPAYMENT

You may repay all or part of a policy loan as long as the policy is in force. Any policy loans and unpaid loan interest charges not repaid at the Insured's death or at maturity are deducted from the death or maturity proceeds.

YOU SHOULD IDENTIFY THE PURPOSE OF ANY PAYMENT. IF YOU DO NOT, WE WILL APPLY ANY PAYMENT FIRST TO REPAY ANY OUTSTANDING POLICY LOAN.

The loan repayment amount is transferred from Your Loan Account to the Fixed Account and/or the Divisions in the same manner used to allocate premium payments.


                                POLICY SURRENDER

You may surrender Your Policy for its Net Surrender Value by sending Us Notice.

SURRENDER CHARGES

The Table of Maximum Surrender Charges is shown on the current Data Pages. Surrender charges vary based on the Target Premium of the policy and will apply during the first 10 Policy Years. Any Policy Face Amount increase has its own 10 Policy Year surrender charge period which begins on the Adjustment Date. The surrender charge on the policy will be the total of the surrender charges for the Policy Face Amount at issue and any Policy Face Amount increase. Decreases in Policy Face Amount do not decrease surrender charges on the policy.

PARTIAL SURRENDERS

Each Policy Year after the first Policy Year, You may make up to two partial surrenders from the Net Surrender Value, subject to the following:

1. Each partial surrender must be in an amount not less than the minimum amount shown on the current Data Pages; and

2. The total amount surrendered in any Policy Year may not exceed 75% of the Net Surrender Value as of the date of the first partial surrender in a Policy Year.

You may tell Us in what proportion to allocate the amount of the partial surrender to be withdrawn from the Fixed Account and/or Divisions. If You do not tell Us, We will withdraw the partial surrender from the Fixed Account and Divisions in the same proportion as the allocations used for Your current Monthly Policy Charge. Partial surrenders from the Fixed Account will be taken on a last in, first out basis.

The partial surrender will result in the redemption of Units in the Division from which the partial surrender occurs. The partial surrender is effective at the end of the Valuation Period during which We receive Your Notice.

Your Policy Value is reduced by the amount of the partial surrender.

If Option 1 death benefit is in effect, then the Total Face Amount is reduced by the amount of the partial surrender. Reduction of the Total Face Amount will be made on a last in, first out basis. The resulting Policy Face Amount must be at least the minimum Policy Face Amount for this policy as shown on the current Data Pages.

If Option 3 death benefit is in effect, then the Total Face Amount may be reduced by the amount of the partial surrender if the total partial surrenders exceed the premiums paid. Any reduction of the Total Face Amount will be made on a last in, first out basis. The resulting Policy Face Amount must be at least the minimum Policy Face Amount for this policy as shown on the current Data Pages.


                                 POLICY EXPENSES

MONTHLY POLICY CHARGES

On the Policy Date, and each Monthly Date thereafter, We will deduct a Monthly Policy Charge.

The deduction for the Monthly Policy Charge is the sum of the following amounts:

1. The cost of insurance (described below) and the cost of additional benefits provided by any rider in force for the policy month;

2. The current monthly administration charge, which will not exceed the maximum shown on the current Data Pages; and

3. The current asset based charge imposed on the Policy Value, which will not exceed the maximum shown on the current Data Pages.

We will withdraw the Monthly Policy Charge from the Policy Value.

Your choices for how the Monthly Policy Charge will be allocated are:

1.   The same as the allocation percentages You chose for Your premiums; or

2.   Determined on a Prorated Basis; or

3.   Any other allocation which We mutually agree upon.

If You do not designate Monthly Policy Charge allocation percentages, they will be the same allocation percentages You chose for Your premiums.



If the amount in a Division and/or the Fixed Account is insufficient to allow the allocation You chose, Your Monthly Policy Charge will be allocated on a Prorated Basis.

For each Division and/or the Fixed Account, the allocation percentages must be zero or a whole number. The sum of the percentages for all the Divisions and the Fixed Account must equal 100. Changes in allocation percentages may be made by providing Us Notice. Once approved by Us, they are effective as of the next Monthly Date.

COST OF INSURANCE

The cost of insurance on each Monthly Date is 1 multiplied by the result of 2 minus 3, where:

1. Is the cost of insurance rate as described in the Cost Of Insurance Rates provision divided by 1,000;

2. Is the death benefit as described in the Death Proceeds provision of this policy at the beginning of the Policy Month, divided by 1.0024663 (the sum of 1 plus the monthly guaranteed Fixed Account interest rate); and

3. Is the Policy Value at the beginning of the policy month calculated as if the Monthly Policy Charge was zero.

COST OF INSURANCE RATES

The monthly cost of insurance rates at issue and for any Policy Face Amount increases are based on the age at issue and adjustment, duration since issue and adjustment, risk classification, and smoking status of the Insured. The monthly cost of insurance rates are also based on gender of the Insured, except for policies issued in states which require unisex pricing or in connection with employment related insurance and benefit plans not based on the gender of the Insured. We determine these rates based on Our expectations as to Our future investment earnings, expenses, mortality and persistency experience. Any change in these rates applies to all individuals of the same class as the Insured. The cost of insurance rates will never be greater than shown in the Table of Guaranteed Maximum Cost of Insurance Rates on the current Data Pages.

PREMIUM EXPENSE CHARGE

We will deduct a Premium Expense Charge as shown on the current Data Pages from each premium payment. The result will be the Net Premium payment.


                                 DEATH PROCEEDS

We will pay the death proceeds to the beneficiary(ies) subject to the provisions of the policy, after We receive Notice and proof that the Insured died before the Maturity Date. The death proceeds, determined as of the date of the Insured's death, are 1 minus 2 where:

1. Is the death benefit described below plus any proceeds from any benefit rider on the Insured's life; and

2. Is any policy loan and unpaid loan interest and, if the Insured's death occurs during a grace period, any overdue Monthly Policy Charges.

We will pay interest on death proceeds as required by law.


DEATH BENEFIT OPTIONS

This policy provides three death benefit options. The option in effect is shown on the current Data Pages.

Option 1.

Under Option 1, the death benefit equals the greater of:

     1.   The Total Face Amount; or

     2. The amount found by multiplying Your Policy Value by the applicable percentage shown below.

Option 2.

Under Option 2, the death benefit equals the greater of:

     1.   The Total Face Amount plus Your Policy Value; or

     2. The amount found by multiplying Your Policy Value by the applicable percentage shown below.

Option 3.

Under Option 3, the death benefit equals the greater of:

     1.   The Total Face Amount plus premiums paid less partial surrenders; or

     2. The amount found by multiplying Your Policy Value by the applicable percentage shown below.


                        TABLE OF APPLICABLE PERCENTAGES*

(For ages not shown, the applicable percentages shall decrease by a pro rata portion for each full year.)

      INSURED'S ATTAINED AGE                   %
      ----------------------                   -

           40 and under                       250
                45                            215
                50                            185
                55                            150
                60                            130
                65                            120
                70                            115
           75 through 90                      105
                95+                           101

* These percentages will be updated as required by revisions to the Internal Revenue Code.


CHANGES IN DEATH BENEFIT OPTIONS

You may change the death benefit option on or after the first policy anniversary. To request a change in the death benefit option, You must send Us Notice. A change approved on a Monthly Date will be effective on that Monthly Date. A change approved on other than a Monthly Date will be effective on the next following Monthly Date. Changes in options are limited to two per Policy Year and are subject to the following conditions:

     1. If the change is from Option 1 to Option 2, We will reduce the Total face amount. The reduction will be equal to the Policy Value on the effective date of the change. Reduction of the Total Face Amount will be made on a last in, first out basis. The Policy Face Amount after any reduction must be at least the minimum Policy Face Amount required by Our then current underwriting guidelines. We may require proof of insurability which satisfies Us.

     2. If the change is from Option 2 to Option 1, We will increase the Total face amount. The increase will be equal to the Policy Value on the effective date of change. The increase will be in the same proportion as the Policy Face Amount to the Total Face Amount. No proof of insurability is required.

     3. If the change is from Option 3 to Option 1, We will increase the Total face amount. The increase will be equal to the total premiums paid less partial surrenders to the date of the change. The increase will be in the same proportion as the Policy Face Amount and to the Total Face Amount. No proof of insurability is required.

     4. If the change is from Option 3 to Option 2, We will adjust the Total face amount. If there is an increase in Total Face Amount, the increase will be in the same proportion as the Policy Face Amount to the Total Face Amount. If there is a reduction of the Total Face Amount, the reduction will be made on a last in, first out basis. The adjustment will be equal to the total premiums paid less Your Fixed Account and/or Division values. We may require proof of insurability.

     5. You may not change from Option 1 to Option 3 or from Option 2 to Option 3.

MATURITY PROCEEDS

If the Insured is living on the policy's Maturity Date, We will pay You the policy's maturity proceeds, which are equal to the Net Surrender Value.


                             BENEFIT PAYMENT OPTIONS

You may elect a benefit payment option for payment of Your death, maturity, or surrender proceeds. If no benefit payment option has been elected at the Insured's death, the beneficiary may apply the death proceeds to a benefit payment option.

If a benefit payment option is elected, this policy must be exchanged for a supplementary contract effective when policy proceeds first become payable. Once the proceeds are applied under an option, payments are not affected by the investment experience of Our Separate Account.

OPTION A. SPECIAL BENEFIT ARRANGEMENT - You may request a specially designed benefit payment option subject to Our approval.






OPTION B. FIXED INCOME - We will pay an income of a fixed amount or an income for a fixed period of time not exceeding 30 years. Refer to Option B Tables to determine the number of fixed amount payments or the amount of each fixed period payment. We will furnish benefit payment information not shown in the Tables, on request.

OPTION C. LIFE INCOME - We will pay an income during a person's lifetime. A minimum guaranteed period may be used, as shown in the Option C Table. Payments will be in an amount We determine, but not less than shown in the Table.

OPTION D. JOINT AND SURVIVOR LIFE INCOME - We will pay an income during the lifetime of two persons and continuing until death of the survivor. This option includes a minimum guaranteed period of 10 years. Payments will be in an amount We determine, but not less than those shown in the Option D Table. We will furnish minimum income information for age combinations not shown in the Table, on request.

OPTION E. JOINT AND TWO-THIRDS SURVIVOR LIFE INCOME - We will pay an income during the lifetime of two persons and two-thirds of the original amount continuing until the death of the survivor. Payments during the time both people are alive will be in an amount We determine (the "original amount"), but not less than shown in the Option E Table. On request, We will furnish minimum income information for age combinations not shown in the table.

OPTION B TABLES

Minimum number of months for which We will pay monthly income. We will make the first payment on the Effective Date of the supplementary contract.

--------------------- ------------- ---------------- --------------- ---------------- ---------------- ---------------
 Amount of Proceeds
      Applied                          Number of                        Number of                        Number of
                         Income        Payments*         Income         Payments*         Income         Payments*
--------------------- ------------- ---------------- --------------- ---------------- ---------------- ---------------
      $10,000              $50             274             $100             114             $175               61
       25,000              150             214              250             114              400               67
       50,000              250             274              500             114              750               72
      100,000              450             321            1,000             114            1,500               72
--------------------- ------------- ---------------- --------------- ---------------- ---------------- ---------------

     * This is the minimum number of months for which We will pay full monthly income. There may be a partial payment made one month after the last. Any partial payment is the balance of the amount of the proceeds applied less the payments, all accumulated at interest.

Minimum monthly income to be paid for a fixed number of years. We will make the first payment on the Effective Date of the supplementary contract.

------------------ ---------------------------------------------------------------------------------------------------
    Amount of                                               Number of Years
Proceeds Applied
------------------ ---------------------------------------------------------------------------------------------------
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------

                          5               10               15              20               25               30
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------
    $10,000            $179.10            $96.10           $68.70         $55.10           $47.10            $41.80
     25,000             447.75            240.25           171.75         137.75           117.75            104.50
     50,000             895.50            480.50           343.50         275.50           235.50            209.00
    100,000           1,791.00            961.00           687.00         551.00           471.00            418.00
------------------ ---------------- ---------------- --------------- ---------------- ---------------- ---------------







OPTION C TABLES

Minimum monthly life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract. Male, Female and Unisex tables are provided.

Male:

     -------------------- -----------------------------------------------------------------------------------------
             Age                                         Minimum Guaranteed Period
        Last Birthday
         Male Payee
     -------------------- -----------------------------------------------------------------------------------------
     -------------------- -------------- -------------- -------------- -------------- -------------- --------------
                                               5             10             15             20         Installment
                              None           Years          Years          Years          Years         Refund*
     -------------------- -------------- -------------- -------------- -------------- -------------- --------------
     -------------------- -------------- -------------- -------------- -------------- -------------- --------------
             55               4.45           4.44           4.40           4.33           4.23           4.24
             56               4.54           4.53           4.48           4.41           4.29           4.31
             57               4.64           4.62           4.57           4.48           4.35           4.38
             58               4.74           4.72           4.66           4.56           4.42           4.46
             59               4.84           4.82           4.76           4.65           4.48           4.54

             60               4.96           4.94           4.87           4.74           4.55           4.63
             61               5.08           5.06           4.97           4.83           4.61           4.72
             62               5.21           5.18           5.09           4.92           4.68           4.82
             63               5.35           5.32           5.21           5.01           4.75           4.92
             64               5.50           5.46           5.33           5.11           4.81           5.02

             65               5.66           5.62           5.47           5.21           4.87           5.13
             66               5.83           5.78           5.60           5.31           4.94           5.25
             67               6.01           5.95           5.75           5.41           4.99           5.37
             68               6.21           6.13           5.89           5.52           5.05           5.50
             69               6.42           6.33           6.05           5.62           5.11           5.64

             70               6.64           6.53           6.21           5.72           5.16           5.78
             71               6.87           6.74           6.37           5.82           5.20           5.93
             72               7.12           6.97           6.54           5.91           5.25           6.09
             73               7.39           7.21           6.71           6.01           5.29           6.25
             74               7.67           7.46           6.88           6.10           5.32           6.42

             75               7.98           7.73           7.05           6.18           5.35           6.60

     -------------------- -------------- -------------- -------------- -------------- -------------- --------------


     * Income payments continue until the total received equals the amount applied under the option.



OPTION C TABLES, continued

Female/Unisex:

     -------------------- -----------------------------------------------------------------------------------------
             Age                                         Minimum Guaranteed Period
        Last Birthday
        Female Payee
     -------------------- -----------------------------------------------------------------------------------------
     -------------------- -------------- -------------- -------------- -------------- -------------- --------------
                                               5             10             15             20         Installment
                              None           Years          Years          Years          Years         Refund*
     -------------------- -------------- -------------- -------------- -------------- -------------- --------------
     -------------------- -------------- -------------- -------------- -------------- -------------- --------------
             55               4.05           4.05           4.03           4.00           3.95           3.94
             56               4.12           4.12           4.10           4.06           4.01           4.00
             57               4.20           4.19           4.17           4.13           4.07           4.06
             58               4.28           4.27           4.25           4.20           4.13           4.13
             59               4.36           4.35           4.33           4.28           4.20           4.20

             60               4.45           4.44           4.41           4.35           4.26           4.27
             61               4.55           4.54           4.50           4.43           4.33           4.35
             62               4.65           4.64           4.60           4.52           4.40           4.43
             63               4.76           4.74           4.70           4.61           4.47           4.52
             64               4.87           4.86           4.80           4.70           4.54           4.61

             65               5.00           4.98           4.91           4.80           4.61           4.70
             66               5.13           5.11           5.03           4.89           4.69           4.81
             67               5.27           5.24           5.16           5.00           4.76           4.91
             68               5.42           5.39           5.29           5.10           4.83           5.02
             69               5.58           5.55           5.43           5.21           4.90           5.14

             70               5.76           5.71           5.57           5.32           4.97           5.27
             71               5.94           5.89           5.73           5.43           5.03           5.40
             72               6.15           6.09           5.89           5.55           5.09           5.54
             73               6.37           6.30           6.06           5.66           5.15           5.69
             74               6.60           6.52           6.24           5.77           5.20           5.85

             75               6.86           6.75           6.42           5.88           5.25           6.02

     -------------------- -------------- -------------- -------------- -------------- -------------- --------------

     * Income payments continue until the total received equals the amount applied under the option.


OPTION D TABLES

Minimum monthly joint and survivor life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract. Male/Female and Unisex tables are provided.

Male/Female:

     ------------------------- ----------------------------------------------------------------------------------
       Age Last Birthday of                            Age Last Birthday of Female Payee
            Male Payee
     ------------------------- ----------------------------------------------------------------------------------
     ------------------------- ----------- ----------------- ----------------- ---------------- -----------------
                                   55             60                62               65                70
     ------------------------- ----------- ----------------- ----------------- ---------------- -----------------
     ------------------------- ----------- ----------------- ----------------- ---------------- -----------------
                60                3.82           4.04              4.12             4.25              4.45
                62                3.85           4.09              4.19             4.33              4.57
                65                3.90           4.16              4.28             4.45              4.74
                70                3.95           4.26              4.40             4.62              5.01
                75                3.99           4.33              4.48             4.75              5.24
     ------------------------- ----------- ----------------- ----------------- ---------------- -----------------




OPTION D TABLES, continued

Unisex:

     ------------------------- ----------------------------------------------------------------------------------
        Age Last Birthday                             Age Last Birthday of Younger Payee
          of Older Payee
     ------------------------- ----------------------------------------------------------------------------------
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
                                     55               60              62               65               70
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
                60                  3.75             3.91
                62                  3.79             3.98            4.05
                65                  3.84             4.07            4.16             4.29
                70                  3.91             4.19            4.31             4.50             4.81
                75                  3.96             4.29            4.43             4.67             5.09
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------

OPTION E TABLES

Minimum monthly joint and two-thirds survivor life income for each $1,000 of proceeds applied. We will make the first payment on the effective date of the supplementary contract. Male/Female and Unisex tables are provided.

Male/Female:

     ------------------------- ----------------------------------------------------------------------------------
        Age Last Birthday                              Age Last Birthday of Female Payee
          of Male Payee
     ------------------------- ----------------------------------------------------------------------------------
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
                                     55               60              62               65               70
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
                60                  4.22             4.45            4.55             4.71             5.00
                62                  4.30             4.54            4.65             4.82             5.14
                65                  4.41             4.68            4.80             4.99             5.35
                70                  4.61             4.92            5.06             5.29             5.74
                75                  4.82             5.17            5.33             5.60             6.14
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------

Unisex:

     ------------------------- ----------------------------------------------------------------------------------
        Age Last Birthday                             Age Last Birthday of Younger Payee
          of Older Payee
     ------------------------- ----------------------------------------------------------------------------------
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
                                     55               60              62               65               70
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------
                60                  4.06             4.26
                62                  4.13             4.34            4.43
                65                  4.24             4.47            4.58             4.74
                70                  4.44             4.71            4.84             5.04             5.41
                75                  4.65             4.97            5.12             5.36             5.83
     ------------------------- ---------------- --------------- ---------------- ---------------- ---------------


BENEFIT PAYMENT CONDITIONS

When You elect a benefit payment option:

     1.   Any amount payable to an assignee will be paid in one lump sum.

     2. The proceeds applied must be at least $3,500 and result in periodic payments of at least $20.

     3. Benefit options are restricted if the recipient of benefits is not a natural person.

     4. Under Options C, D, and E, one of the persons on whose life payments are based must be the owner, Insured, or beneficiary. The size of payments depends on the age and gender, where applicable, of the person or persons on whose life payments are based. This will be determined as of the effective date of the supplementary contract. We reserve the right to require evidence of age, gender where applicable, and continuing survival.


                               ADJUSTMENT OPTIONS

ADJUSTING THE FACE AMOUNT

While Your policy is in force You may request an increase or decrease in the Policy Face Amount. Decreases may not be made during the first Policy Year. Any adjustment request is subject to Our approval.

APPROVAL OF AN ADJUSTMENT

Any increase in Policy Face Amount will be in a risk classification We determine, and will be approved if:

     1.   The Insured is alive; and

     2.   The Attained Age of the Insured is 85 or less; and

     3. The amount of the Policy Face Amount increase is at least the minimum Policy Face Amount increase shown on the current Data Pages; and

     4. You supply evidence which satisfies Us that the Insured is insurable under Our underwriting guidelines then in effect.

No adjustment will be approved if:

     1.   Your policy is in a grace period; or

     2. The Policy Face Amount after adjustment would be less than the minimum Policy Face Amount shown on the current Data Pages; or

     3.   Your Monthly Policy Charges are being waived under any rider.

REQUESTING AN ADJUSTMENT

You must send Us Notice for an adjustment. The Insured and owner must sign a Notice requesting a Policy Face Amount increase. The Notice must show the Policy Face Amount desired after adjustment. An adjustment is effective on the Adjustment Date.


                            RIGHT TO EXCHANGE POLICY

You may at any time within the first 24 months from the Effective Date, upon Notice to Us, make an irrevocable, one time election to transfer all of Your Division values to the Fixed Account.


                         OWNER, BENEFICIARY, ASSIGNMENT

OWNERSHIP

The owner is named in the application unless You change ownership as provided below. Reference to owner includes any joint owner. As owner, You may exercise every right and privilege provided by Your policy, subject to the rights of any irrevocable beneficiary(ies). These rights and privileges continue while Your policy is in force, and end at the Insured's death. If You are not the Insured and You die before the Insured, ownership of this policy will pass to Your estate.

BENEFICIARY

The beneficiary(ies) named in the application will receive the death proceeds unless You change the beneficiary designation as provided below. If any Beneficiary dies before the Insured, We will pay the death proceeds to any surviving Beneficiary(ies) according to their designated percentages, unless changed as described below. If no beneficiary(ies) survives the Insured's death, the death proceeds will be paid to the owner or to the owner's estate in equal percentages unless otherwise specified.

CHANGE OF OWNER OR BENEFICIARY

You may change the owner or beneficiary(ies) of this policy by sending Us Notice. Our approval is needed and no change is effective until We approve it. Once approved, the change is effective as of the date You signed the request. We may require that You send Us this policy so We can record the change.

BENEFIT INSTRUCTIONS

While the Insured is alive, You may send Us instructions for the payment of the death proceeds under one of the benefit payment options. Such instructions, or change of instructions, must be in a format We specify. We must approve the arrangement chosen before any payment is made. If You change beneficiary(ies), prior benefit instructions are revoked.

ASSIGNMENT

You may assign Your policy as collateral for a loan. The assignment must be in writing and filed in Our office. We assume no responsibility for any assignment's validity. An assignment as collateral does not change the owner. The rights of beneficiaries, whenever named, except irrevocable beneficiaries, become subordinate to those of the assignee.


                               GENERAL INFORMATION

THE CONTRACT

This policy, the attached application(s) and riders, any amendments to the application(s), any adjustment and reinstatement application(s), and the current Data Pages make up the entire contract. Any statements made in the application(s), an adjustment application(s) or any amendments to the application(s) will be considered representations and not warranties. No statement, unless made in an application(s), or amendments thereto, will be used to void Your policy (or void an adjustment in case of an adjustment application(s)) or to defend against a claim.

ALTERATIONS

This policy may be altered by mutual agreement, but any alterations must be in writing and signed by one of Our corporate officers. No one else, including the agent, may change the contract or waive any provisions.

INCONTESTABILITY

With respect to statements made in the initial application(s) for this policy, We will not contest this policy after the Insured has been alive for two years after the Policy Date. With respect to statements made in any subsequent application(s) for additional coverage or reinstatement application(s), We will not contest the additional coverage or reinstated coverage resulting from such application(s) after the Insured has been alive for two years after the date of the adjustment or reinstatement. The time limits in this Incontestability provision do not apply to fraudulent misrepresentations.
AGE AND GENDER

If the age or gender, where applicable, of the Insured has been misstated, the death benefit will be that which would be purchased by the most recent cost of insurance rate charge at the correct age or gender, where applicable, of the Insured.

DEFERMENT

We will usually pay surrenders, partial surrenders, policy loans or maturity proceeds within 5 Valuation Days after We receive Notice. We will usually pay any death benefit within 5 Valuation Days after We receive 1) proof at Our office of the Insured's death, and 2) any other forms We may require to be completed.

However, We reserve the right to delay payment of the Fixed Account Value for up to six months after You provide Us Notice of a surrender or partial surrender.

We may not be able to determine the value of the Divisions of Our Separate Account if:

     1. The New York Stock Exchange is closed on other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission;

     2. The Securities and Exchange Commission by order permits postponement for the protection of policyowners; or

     3. The Securities and Exchange Commission requires that trading be restricted or declares an emergency, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the net asset values of the Mutual Funds.

If any of the above events occur, We reserve the right to defer:

     1. Determination and payment of any surrender, partial surrenders, maturity proceeds, or death proceeds;

     2.   Payment of any policy loans;

     3.   Determination of the Unit values of the Divisions;

     4.   Any requested transfer between the Divisions; and

     5. Application of Your death proceeds or surrender proceeds under Your Benefit Options.

If payments are delayed and Your request for total surrender, partial surrender, transfer or policy loan is not canceled by Your Notice, the amount of the surrender, transfer or policy loan will be determined the first Valuation Date following the expiration of the permitted delay. The death proceeds, maturity proceeds, surrender or policy loan will be paid, or transfers made, within 5 Valuation Days thereafter.

SUICIDE

This policy's death proceeds will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Policy Date. Instead, We will return all premiums paid, less any policy loans and unpaid loan interest, less any partial surrenders. This amount will be paid to the beneficiary(ies).




Any Total Face Amount increase made under the adjustment options will not be paid if the Insured dies by suicide, while sane or insane, within 2 years of the Adjustment Date. Instead, We will return the sum of the cost of insurance charges for the increased amount of protection. This amount will be paid to the beneficiary(ies).

BASIS OF VALUES

Guaranteed maximum cost of insurance rates are based on the mortality table referred to on the current Data Pages. We filed a detailed statement of the method of calculating values and benefits with the insurance department of the state in which this policy is written. The guaranteed values are greater than or equal to those required by any state law.

STATEMENT OF VALUE

You will receive a statement once each Policy Year until the policy terminates. The statement will show:

     1.   The current death benefit;

     2.   The current Policy and Surrender Values;

     3.   All premiums paid since the last statement;

     4.   All charges since the last statement;

     5.   Any policy loans and unpaid loan interest;

     6.   Any partial surrenders since the last statement;

     7.   Any investment gain or loss since the last statement; and

     8.   The total value of each of Your Divisions and the Fixed Account.







FLEXIBLE  PREMIUM  VARIABLE  UNIVERSAL LIFE INSURANCE  POLICY.  Adjustable death benefit. Benefits payable at earlier of Maturity Date or death of Insured. Flexible premiums payable until Maturity Date or death of Insured. NON-PARTICIPATING.